Tesoro Corporation Sells Northern California Terminalling and Storage Assets to Tesoro Logistics

SAN ANTONIO – November 21, 2016 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) today announced that a subsidiary of Tesoro has closed the sale of terminalling and storage assets located in Martinez, California to TLLP. The Northern California Terminalling and Storage Assets include 5.8 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with a marine terminal capable of handling up to 35,000 bpd of feedstock and refined product throughput. TLLP acquired the Northern California Terminalling and Storage Assets for total consideration of $400 million, including $360 million of cash financed with borrowings on TLLP’s revolving credit facility and $40 million of common and general partner units to Tesoro. The equity consideration was based on the average daily closing price of TLLP's common units for the 10 trading days prior to closing, or $45.53 per unit, with 860,933 units in the form of common units and 17,570 units in the form of general partner units. In connection with the acquisition, Tesoro and TLLP entered into long-term, fee-based storage and throughput and use agreements which are expected to provide stable cash flows to TLLP.

In addition, TLLP today announced that it has agreed to acquire crude oil, natural gas and produced water gathering systems and two natural gas processing facilities from Whiting Oil and Gas Corporation, GBK Investments, LLC and WBI Energy Midstream, LLC for total consideration of approximately $700 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota.

“These two acquisitions strengthen TLLP’s portfolio of logistics assets that provide full-service capabilities to both downstream and upstream customers,” said Greg Goff, Chairman and CEO. “TLLP is on target to achieve its 2017 goal of $820 million in operating income and $1 billion of annual EBITDA. Further, these assets provide optimization and organic investment opportunities that support future growth.”

Concurrent with these two transactions, Tesoro has agreed to waive $100 million of general partner incentive distributions with respect to 2017 and 2018, or $12.5 million per quarter, to support the balanced growth of the general and limited partners’ interests and maintain strong financial metrics. The expected annual net earnings and annual EBITDA contribution for both the Northern California Terminalling and Storage Assets and the North Dakota Gathering and Processing Assets are included in Tesoro’s previously announced 2017 expected annual improvements to operating income of $475 to $575 million.

About Tesoro Corporation
Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of over 895,000 barrels per day and ownership in a logistics business, which includes an interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™, Rebel™ and Tesoro® brands.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “'plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning anticipated benefits of the transactions; our ability to complete the acquisition of the North Dakota assets; TLLP’s ability to achieve its 2017 goals for net earnings and EBITDA; and our expected annual improvements to operating income. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (in millions)

TLLP 2017 Annual Expected Segment EBITDA
Reconciliation of Projected Operating Income to Projected Annual Segment EBITDA:
Projected operating income	$820
Add: Depreciation and amortization expenses	180
Projected Annual Segment EBITDA	$1,000

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